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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
American National Financial, Inc.

We consent to incorporation by reference in the registration statement (No. 333-83655) on Form S-8 of American National Financial Inc. and subsidiaries of our report dated February 29, 2000, relating to the consolidated balance sheets of American National Financial, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of earnings, comprehensive earnings, shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997 which report appears in the December 31, 1999 annual report on Form 10-K of American National Financial, Inc.


                                                  /s/ KPMG LLP

Los Angeles, California
March 28, 2000